UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 17, 2009

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement

Lexmark International, Inc., a Delaware corporation (the "Company"), entered into a $275 million 3-year Credit Agreement (the "Credit Agreement") on and effective as of August 17, 2009 (the "Effective Date") by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. as Syndication Agent, and Citibank, N.A. and SunTrust Bank as Co-Documentation Agents and each other institutional lender signatory thereto.

The Credit Agreement provides for a 3-year senior, unsecured, multicurrency revolving credit facility that includes the availability of swingline loans and multicurrency letters of credit. Under certain circumstances, the aggregate amount available under the facility may be increased to a maximum of $300 million. Interest on all borrowings under the Credit Agreement is determined based upon several alternative interest rates, including a rate based on LIBOR.

The Credit Agreement contains customary affirmative and negative covenants and also contains certain financial covenants, including those relating to (a) a minimum interest coverage ratio (consolidated EBITDA/consolidated interest expense) of not less than 4.0 to 1.0 and (b) a maximum leverage ratio (consolidated total indebtedness/consolidated EBITDA) of not more than 3.0 to 1.0. The Credit Agreement limits, among other things, the Company's indebtedness, liens and fundamental changes to its structure and business.

The Credit Agreement includes usual and customary events of default (subject to applicable grace periods) for facilities of this nature and provides that, upon the occurrence of an event of default, payment of all amounts due under the Credit Agreement may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders' commitments shall automatically terminate.

The Credit Agreement also includes collateral terms providing that in the event the Company’s credit ratings decrease to certain levels the Company will be required to secure on behalf of the lenders first priority security interests in the Company’s owned U.S. assets. Said collateral arrangements will be released upon the Company achieving certain defined improvements in its credit ratings.

As of the Effective Date, there are no loans or letters of credit outstanding under the Credit Agreement. The foregoing summary of the terms of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Form 8-K.

The Credit Agreement replaces the Company's current $300 million 5-year Multicurrency Revolving Credit Agreement entered into on January 20, 2005, by the Company and JPMorgan Chase Bank, N.A. as Administrative Agent, Fleet National Bank and Citibank, N.A. as Co-Syndication Agents, Keybank National Association and SunTrust Bank as Co-Documentation Agents and each other institutional lender signatory thereto (the "Terminated Credit

Agreement"), which agreement was terminated on and effective as of the Effective Date of the Credit Agreement. The Terminated Credit Agreement allowed for swingline loans and the issuance of multicurrency letters of credit under the credit facility. Interest on all borrowings was determined based upon several alternative rates, including a rate based on LIBOR. The Terminated Credit Agreement contained certain financial covenants, including those relating to the maintenance of a minimum interest coverage ratio and a maximum leverage ratio.

Item 1.02.                                Termination of a Material Definitive Agreement

The information provided under Item 1.01 of this report is hereby incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01.                                Financial Statements and Exhibits

(d)                             Exhibits

Exhibit No.	Description of Exhibit
10.1
Credit Agreement, dated as of August 17, 2009, by and among Lexmark International, Inc., as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. as Syndication Agent, and Citibank, N.A. and Suntrust Bank as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

August 21, 2009	By:	/s/ John W. Gamble, Jr.
John W. Gamble, Jr.
Executive Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1
Credit Agreement, dated as of August 17, 2009, by and among Lexmark International, Inc., as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. as Syndication Agent, and Citibank, N.A. and Suntrust Bank as Co-Documentation Agents.